                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             INVESTMENT TECHNOLOGY GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                       INVESTMENT TECHNOLOGY GROUP, INC.
                               380 MADISON AVENUE
                            NEW YORK, NEW YORK 10017

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TUESDAY, MAY 12, 1998

                            ------------------------

To the Stockholders of Investment Technology Group, Inc.:

    The Annual Meeting of Stockholders of Investment Technology Group, Inc. will be held at the Rihga Royal Hotel in the Winter Garden Room, located at 151 West 54th Street, New York, New York 10019, on Tuesday, May 12, 1998, at 2:30 p.m. local time, to consider and act upon:

        (i) The election of nine directors to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

        (ii) Approval of the Company's Employee Stock Purchase Plan;

       (iii) Any other business that may properly come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on March 30, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. Such stockholders may vote in person or by proxy. A list of such stockholders will be open to examination by any stockholder at the Annual Meeting and for a period of 10 days prior to the meeting during ordinary business hours at the offices of the Company located at 380 Madison Avenue, Fourth Floor, New York, New York 10017.

    You are cordially invited to attend the Annual Meeting. If you do not expect to attend, we urge you to return your proxy promptly in the enclosed, postage-prepaid envelope. The return of the proxy does not affect your right to vote in person should you decide to attend the meeting.

                                          For the Board of Directors,

                                          /s/ Timothy H. Hosking

                                          Timothy H. Hosking
                                          GENERAL COUNSEL

April 6, 1998

                       INVESTMENT TECHNOLOGY GROUP, INC.
                               380 MADISON AVENUE
                            NEW YORK, NEW YORK 10017

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1998

                            ------------------------

                                                                   April 6, 1998

    This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of Investment Technology Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held at the Rihga Royal Hotel in the Winter Garden Room, located at 151 West 54th Street, New York, New York 10019, on Tuesday, May 12, 1998, at 2:30 p.m. local time, and at any adjournment thereof (the "Annual Meeting"). Only stockholders of record at the close of business on March 30, 1998 (the "Record Date") are entitled to notice of, and to vote at, the meeting. The Notice of Annual Meeting, Proxy Statement and form of proxy are being sent or given to stockholders commencing on or about April 6, 1998.

    At the Annual Meeting, the stockholders will be asked to (i) elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified, (ii) approve the Company's Employee Stock Purchase Plan and (iii) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The principal executive offices of the Company are located at 380 Madison Avenue, Fourth Floor, New York, New York, 10017, and the Company's telephone number at that address is (212) 588-4000.

    STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE.

                                    GENERAL

SOLICITATION OF PROXIES

    If the accompanying proxy is properly executed and returned, the shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented thereby will be voted in accordance with the instructions specified in the proxy. In the absence of instructions to the contrary, such shares will be voted in favor of the election of the nine nominees for director whose names are listed herein and in favor of the Employee Stock Purchase Plan. The Board of Directors does not intend to bring any other matters before the Annual Meeting and is not aware of any matters that will come before the Annual Meeting other than as described herein. In the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote such proxy in their discretion with respect to such other matters, if any, that may properly come before the Annual Meeting.

    All costs of solicitation of proxies will be borne by the Company. Although there are no formal agreements to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of Common Stock. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, telegraph or facsimile transmission, by directors and officers of the Company, who will not receive special compensation for such solicitation.

REVOCATION OF PROXY

    Any stockholder may revoke his or her proxy at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation). Any stockholder who signs and returns a proxy may revoke it at any time before it has been voted by (i) delivering written notice of its revocation to the Company, (ii) delivering to the Company a duly executed proxy bearing a later date or (iii) attending the meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

VOTING AT THE MEETING

    At March 30, 1998, the outstanding voting securities of the Company consisted of 18,279,679 shares of Common Stock. Each share is entitled to one non-cumulative vote for each director to be elected and one vote on each other matter of business properly brought before the meeting.

    The election of directors will be determined by a plurality of the votes of the shares at the meeting. Approval of the Employee Stock Purchase Plan and any other items properly brought before the meeting will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote on such items at the Annual Meeting. Accordingly, in the case of shares that are present or represented at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director, including by withholding authority on the proxy, will not operate to prevent the election of such nominee if the nominee otherwise receives a plurality of votes. An abstention on any other item will operate to prevent approval of the item to the same extent as a vote against approval of such item. A broker "non-vote" (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will be counted for quorum purposes, but it will have no effect on the outcome of the election of directors or on the vote with respect to the approval of any other item.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock (and, in footnotes, the common stock of the Company's parent, Jefferies Group, Inc. ("Jefferies Group")) (i) for each director of the Company, (ii) for each executive officer named in the

Summary Compensation Table appearing under the caption "EXECUTIVE COMPENSATION,"
(iii) for all directors and executive officers as a group and (iv) for each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company. The information set forth in the table below is as of March 30, 1998. The information set forth in the accompanying footnotes is as of the dates indicated therein.

                                                                                            NUMBER OF
                                                                                            SHARES(1)     PERCENT
                                                                                          -------------   -------
DIRECTORS
  Raymond L. Killian, Jr................................................................     204,898(2)     1.1
  Frank E. Baxter.......................................................................       5,000(2)     *
  Richard G. Dooley.....................................................................      19,500(2)     *
  William I Jacobs......................................................................      25,400(3)     *
  Robert L. King........................................................................      17,500        *
  Michael L. Klowden....................................................................       1,000(2)     *
  Scott P. Mason........................................................................     483,321(2)     2.6
  Dale A. Prouty........................................................................     644,900(2)     3.4
  Mark A. Wolfson.......................................................................      27,500(2)     *
OTHER NAMED EXECUTIVE OFFICERS
  Yossef A. Beinart.....................................................................      73,083(2)     *
  Robert K. Laible......................................................................      46,960(2)(4)   *
  Joshua D. Rose........................................................................      73,197(2)     *
  All Directors and Executive Officers as a Group (18 persons)..........................   1,628,331(4)(5)   8.2
5% STOCKHOLDERS
  Jefferies Group, Inc..................................................................  15,000,000(5)    82.3

------------------------

 *  Less than 1%.

(1) Unless otherwise indicated in a footnote and subject to applicable community property and similar statutes, each person listed as the beneficial owner of shares of Common Stock possesses sole voting and dispositive power with respect to such shares. Beneficial ownership includes stock options granted by the Company that are exercisable at March 30, 1998, or within 60 days thereafter, as follows: Mr. Killian: 182,993; Mr. Dooley: 12,500; Mr.
    Jacobs: 17,500; Mr. King: 17,500; Mr. Mason: 478,321; Mr. Prouty: 615,900;
    Mr. Wolfson: 17,500; Mr. Beinart: 70,083; Mr. Laible: 46,960; Mr. Rose:
    73,197; and all directors and executive officers as a group: 1,533,526.

(2) Each such person also beneficially owns shares of the outstanding common stock of Jefferies Group. Such beneficial ownership as of February 28, 1998 (including the percentage, where greater than 1%, of the shares outstanding at that date, and, where noted, stock options that are exercisable within 60 days of such date) is as follows: Mr. Killian (391,065 shares, or 1.9%), Mr. Baxter (1,719,306 shares or 8.6%, including stock options to purchase 72,000 shares), Mr. Dooley (67,612 shares, including stock options to purchase 43,612 shares), Mr. Klowden (305,200 shares, or 1.5%, including stock options to purchase 254,000 shares), Mr. Prouty (3,283 shares), Mr. Mason (125,665 shares), Mr. Wolfson (53,234 shares, including stock options to purchase 19,308 shares), Mr. Beinart (10,614 shares), Mr. Laible (29,670 shares) and Mr. Rose (32,737 shares).

(3) Includes 300 shares of Common Stock owned by a son of Mr. Jacobs, and 100 shares of Common Stock owned by a daughter of Mr. Jacobs, as to which Mr. Jacobs disclaims beneficial ownership.

(4) Mr. Laible resigned from the Company effective March 11, 1998. Accordingly, his ownership in the Company is not included in ownership in the Company by All Directors and Executive Officers as a Group, but his ownership in Jefferies Group is included in footnote 5 below.

(5) All directors and executive officers as a group beneficially own a total of 2,834,296 shares or 13.6% of the common stock of Jefferies Group, including stock options to purchase an aggregate of 388,920 shares which are exercisable within 60 days of February 28, 1998.

(6) The business address of Jefferies Group is 11100 Santa Monica Boulevard, Tenth Floor, Los Angeles, California 90025.

                             ELECTION OF DIRECTORS

    Under the Company's By-laws, the Board of Directors is authorized to determine the number of directors of the Company. The number of directors to be elected at the Annual Meeting has been fixed at nine. Such directors will be elected to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified.

    Each nominee listed below has consented to being a nominee and to serving as a director if elected. In the event that any nominee shall be unable to serve as a director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors or the Board of Directors may elect to reduce the number of directors. All of the nominees for election as a director are presently members of the Board of Directors.

      INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

NOMINEES

    The following information is submitted concerning the nominees for election as directors.

    RAYMOND L. KILLIAN, JR., 60, a nominee, has been the Chairman of the Board of the Company since January 1997, a director of the Company since March 1994, and served as the President and Chief Executive Officer of the Company from March 1994 through January 1997. He has directed the activities of the Company's wholly-owned broker-dealer subsidiary, ITG Inc. ("ITG") since 1987 and has been Chairman of the Board of ITG since 1997, President and Chief Executive Officer from 1992 to January 1997 and a director since 1992. Mr. Killian has been a director of Jefferies Group since January 1997, was an Executive Vice President of Jefferies Group from 1985 to 1995, a director and an Executive Vice President of Jefferies Group's wholly-owned broker-dealer subsidiary, Jefferies & Company, Inc. ("Jefferies"), from 1985 to 1991 and served as National Sales Manager of Jefferies from 1985 to 1990. Mr. Killian is Chairman of the Company's Executive Committee.

    FRANK E. BAXTER, 61, a nominee, has been a director of the Company since March 1994 and was a director of ITG from January 1994 through January 1997. Mr. Baxter is a member of the Company's Executive Committee. Mr. Baxter has been Chairman of the Board of Jefferies Group since 1990, Chief Executive Officer of Jefferies Group since 1987, and a director of Jefferies Group and Jefferies since 1975. Mr. Baxter has previously served as President of Jefferies Group and Jefferies from January 1986 until December 1996, Executive Vice President, National Sales Manager and New York Branch Manager of Jefferies and as the Managing Director of Jefferies Group's U.K. subsidiary.

    RICHARD G. DOOLEY, 68, a nominee, has been a director of the Company since March 1996 and a director of Jefferies Group since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company ("Mass Mutual"). Mr. Dooley is currently a consultant to Mass Mutual. Mr. Dooley has been a director of Advest Group, Inc. since 1983, HSB Group, Inc. since 1984, Kimco Realty Corporation since 1990, and various Mass Mutual sponsored investment companies. Mr. Dooley is also a trustee of Saint Anselm College and Chairman of the Board of The New England Education Loan Marketing Corporation. Mr. Dooley is a member of the Company's Audit and Compensation Committees.

    WILLIAM I JACOBS, 56, a nominee, has been Executive Vice President-Global Resources of MasterCard International, Inc. since January 1995. From 1993 to 1994, Mr. Jacobs served as a financial consultant to several firms and universities. Mr. Jacobs was founder, Executive Vice President, Chief Operating Officer and a director of Financial Security Assurance, a monoline bond insurer, from 1985 to 1993 and, prior to 1985, the President and Managing General Partner of S&B Insurance Services Company. Mr. Jacobs has been a director of the Company since June 1994, is Chairman of the Company's Audit Committee and is a member of the Company's Compensation Committee.

    ROBERT L. KING, 47, a nominee, has been the President, Chief Operating Officer and a director of Corporate Express, Inc., a distributor of office and computer supplies, since 1993. Prior to 1993, Mr. King was employed by FoxMeyer Corporation, a distributor of health and pharmaceutical products, where he was Chief Executive Officer from 1989 to 1993, President from 1988 to 1993 and Chief Operating Officer from 1988 to 1989. Mr. King has been a director of the Company since June 1994 and is a member of the Company's Audit and Compensation Committees.

    MICHAEL L. KLOWDEN, 52, a nominee, has been the President and Chief Operating Officer of Jefferies Group and Jefferies since December 1996, Vice Chairman of the Board of Jefferies Group and Jefferies from May 1995 to December 1996 and a director of Jefferies Group since May 1987. From 1978 to 1995, Mr. Klowden was a senior partner at Morgan, Lewis & Bockius LLP, a law firm that renders legal services to the Company, and has been a trustee of the University of Chicago since 1986. Mr. Klowden has been a director of the Company since January 1997.

    SCOTT P. MASON, 50, a nominee, has been the President and Chief Executive Officer of the Company since January 1997 and has been a director of the Company since March 1994. Mr. Mason was previously the Edmund Cogswell Converse Professor of Finance and Banking and the Chairman of the Finance Area at the Harvard University Graduate School of Business Administration, where he was a professor from 1978 through 1996. He was a consultant to the Company from 1987 through 1996, and has been President and Chief Executive Officer of ITG since January 1997 and a director since 1992. Mr. Mason is a member of the Company's Executive Committee.

    DALE A. PROUTY, 44, a nominee, has been a director of the Company since 1994. Mr. Prouty was an Executive Vice President of the Company from 1994 until April 1997 and currently serves as a consultant to the Company. From 1987 to 1991, Mr. Prouty was Chief Executive Officer of Integrated Analytics Corporation ("IAC"), a company that he founded in 1987 and that was acquired by Jefferies Group in 1991. From 1983 to 1986, Mr. Prouty was a Technical Consultant for Inference Corporation, a company engaged in the development of artificial intelligence systems. Prior to 1983, Mr. Prouty worked in the aerospace industry. Mr. Prouty has been a director of C-ATS Software, Inc. since 1997. Mr. Prouty is a member of the Company's Executive Committee.

    MARK A. WOLFSON, 45, a nominee, has been a director of Jefferies Group since July 1991, a principal of Arbor Investors, LLC, a private investment company, since 1995, and Vice President of Keystone, Inc., the primary investment vehicle of Robert M. Bass, since 1995. He is also a professor at the Graduate School of Business, Stanford University, where he has been a faculty member since 1977, including a term as Associate Dean from 1990 through 1993. He has also taught at the University of Chicago and Harvard University. Mr. Wolfson has been a director of Integrated Orthopaedics Inc. since 1997. Mr. Wolfson has been a director of the Company since June 1994, and is Chairman of the Company's Compensation Committee and a member of the Company's Audit Committee.

OTHER EXECUTIVE OFFICERS

    The executive officers of the Company are appointed by, and serve at the discretion of, the Board of Directors. Other than Messrs. Killian and Mason, for whom information is provided above, the following sets forth information as to the executive officers of the Company.

    YOSSEF A. BEINART, 41, joined ITG in 1992. As Executive Vice President, he is responsible for research and development and technology matters, and is the Chief Information Officer of ITG. Mr. Beinart was a director of ITG from June 1994 to August 1997. From 1988 to 1991, Mr. Beinart was Vice President of Development of IAC.

    DAVID C. CUSHING, 36, is Executive Vice President and Director of Research for ITG. He was a director of ITG from February 1996 to August 1997. He joined the firm in 1991 as a Vice President of Sales and Trading and formed the research department in 1992. From 1986 to 1991, Mr. Cushing was a Vice President in the Equity Derivatives and Program Trading Department at Lehman Brothers.

    CHRISTOPHER J. HECKMAN, 37, has been a Senior Vice President and Head of Sales of ITG since March 1998. He joined ITG in January 1991 as a sales trader and become manager of institutional sales and trading in January 1997.

    TIMOTHY H. HOSKING, 39, is Senior Vice President, General Counsel and Secretary of the Company. He has held these positions as well as Senior Vice President, General Counsel, Secretary and a director of ITG since August 1997. Prior to joining the Company, Mr. Hosking worked for The Fremont Group from August 1991 until June 1997. During this period, Mr. Hosking held a variety of positions with Fremont, including serving as general counsel of Fremont Partners, L.P., a private equity partnership.

    JOHN R. MacDONALD, 42, is Senior Vice President and Chief Financial Officer of the Company. Mr. MacDonald is also a Senior Vice President, Chief Financial Officer and a director of ITG. Mr. MacDonald joined the Company and ITG as Vice President and CFO in March 1994. Prior to joining the Company, from November 1989 through March 1994, Mr. MacDonald was a Vice President and Group Manager of the Financial Division of Salomon Brothers Inc, a registered broker-dealer. Mr. MacDonald has been a director of ITG since February 1995.

    JOSHUA D. ROSE, 40, has been involved with the activities of ITG since 1987 and is an Executive Vice President of ITG with general responsibility for all international activities, both domestic and international. Mr. Rose joined Jefferies in 1985. Mr. Rose was a director of ITG from June 1994 to August 1997.

    ROBERT J. RUSSEL, 43, is Executive Vice President of ITG and is leading ITG's Strategic Planning and Business Development efforts. Mr. Russel joined ITG as Senior Vice President in November 1996. Prior to joining ITG, Mr. Russel spent nine years with Reuters in a variety of senior roles including General Management, Business Development, Technology, and Marketing and Sales. Mr. Russel was a director of ITG from November 1996 to August 1997.

    STEVEN J. SORICE, 37, has been a Senior Vice President and Head of Trading of ITG since March 1998. He joined ITG in September 1994 as the manager of broker-dealer trading. Prior to joining ITG, Mr. Sorice was with ESI Securities, L.P. ("ESI") from 1988 to 1994. During his tenure with ESI, Mr. Sorice was Head of the International Desk and a Vice President of Sales and Trading and was a partner of the firm from 1993 until 1994.

    JAMES MARK WRIGHT, 38, has been a Senior Vice President of ITG since December 1994 and was a director from December 1994 to August 1997. From 1992 through November 1994, Mr. Wright was a Vice President of ITG. From 1990 through 1991, Mr. Wright was a Vice President of IAC. From 1984 through 1990, Mr. Wright was the Director of Development of Inference Corporation.

               COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

    The Board of Directors of the Company held six meetings during 1997. Each incumbent member of the Board of Directors who was a director during 1997 attended, during his term of office, at least 75% of the total number of meetings of the Board of Directors and committees thereof of which such director was a member.

    The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee. The Board does not have a Nominating Committee.

    The current Audit Committee members are William I Jacobs, Chairman, Richard
G. Dooley, Robert L. King and Mark A. Wolfson. The Audit Committee is responsible for reviewing with the independent auditors of the Company the independent auditors' audit and review programs and procedures, the financial statements and the adequacy of the Company's system of internal accounting controls. The Audit Committee also reviews the professional services provided by the Company's independent auditors and makes recommendations to the Board as to the engagement or discharge of the Company's auditors. During 1997, there were three meetings of the Audit Committee.

    The current Compensation Committee members are Mark A. Wolfson, Chairman, Richard G. Dooley, William I Jacobs and Robert L. King. The Compensation Committee is responsible for developing and implementing compensation policies, plans and programs for the Company's executive officers and for the administration of the Company's Amended and Restated 1994 Stock Option and Long-Term Incentive Plan. During 1997, there were three meetings of the Compensation Committee.

    The current Executive Committee members are Raymond L. Killian, Jr., Chairman, Frank E. Baxter, Scott P. Mason and Dale A. Prouty. The Executive Committee acts on routine matters requiring the approval of the Board of Directors of the Company and as otherwise permitted by Delaware law. During 1997, there were no formal meetings of the Executive Committee.

                             DIRECTOR COMPENSATION

    Directors who are employees of the Company, Jefferies Group or subsidiaries of Jefferies Group are not compensated for serving as directors. Currently, directors who are not employees of the Company, Jefferies Group or subsidiaries of Jefferies Group receive an annual retainer fee of $20,000, plus fees of $1,000 for attendance at each of six regular meetings of the Board of Directors and $2,000 for attendance at each special meeting of the Board of Directors. The chairman of each committee receives an annual retainer of $3,000, and all committee members receive $750 for attendance at each meeting of a committee of the Board of Directors. Directors of the Company are also reimbursed for out-of-pocket expenses.

    Mr. Prouty was an employee of ITG until April 30, 1997. For the remainder of 1997 Mr. Prouty was retained by the Company as a consultant and received approximately $20,833 per month from the Company for consulting fees, plus normal director's fees. Mr. Prouty provided the Company with advice on technology matters and strategic planning. Mr. Prouty was compensated at a rate that the Company believes is comparable to rates paid to persons with similar experience and qualifications. During 1997, Mr. Prouty received from ITG a total of $253,039 in salary and bonus and $168,126 for consulting services provided to the Company.

    Under the Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan") adopted in 1995, an option to purchase 10,000 shares is granted to each person who first becomes a non-employee director of the Company at the time of initial election or appointment, and an option to purchase 2,500 shares is granted to each non-employee director on the 45th day after the Annual Meeting of Stockholders each year. Such options are granted with an exercise price per share equal to 100% of the fair market value of a share on the date of grant. Such options expire at the earlier of five years after the date of grant, 12 months after death, disability or retirement after reaching age 65 or 60 days after an optionee ceases to serve as a director for reasons other than death, disability or such retirement. Options become exercisable three months after the date of grant, except an option granted to a director less than three months before a cessation of service for reasons other than death, disability or retirement after reaching age 65 will not thereafter become exercisable. Directors who are not employees of the Company or Jefferies Group are eligible to participate in the Directors' Plan.

    Each director of the Company may participate in the Jefferies Group Charitable Gifts Matching Program pursuant to which Jefferies Group will match 50% of charitable contributions made by such directors up to a maximum dollar amount of $1,500 per person per year. The Company reimburses Jefferies Group for the costs of participation by the Company's directors in this program.

    The children of directors of the Company may also participate (along with the children of all employees of the Company and Jefferies Group) in the Stephen
A. Jefferies Educational Grant Program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with the Company or with Jefferies Group.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company during the past three fiscal years of those persons who were, at December 31, 1997, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers")

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                                 AWARDS
                                           ANNUAL COMPENSATION                                 ----------
                                ------------------------------------------                     SECURITIES
                                                              OTHER ANNUAL                     UNDERLYING    ALL OTHER
                                                              COMPENSATION     RESTRICTED       OPTIONS/    COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR   SALARY($)    BONUS($)     ($)(1)      STOCK AWARDS($)    SARS(#)        ($)(2)
------------------------------  ----  -----------   --------  ------------   ---------------   ----------   ------------
Raymond L. Killian, Jr. ......  1997   300,000      325,957       6,483        $150,000(3)        --           68,294
  Chairman of the Board         1996   295,184      725,957      11,477          --               --           59,981
                                1995   300,000      450,000       9,492          --              365,986       43,082

Scott P. Mason ...............  1997   296,538      549,557      11,600          --            1,000,000        8,216
  President and Chief           1996   240,580(4)     --         --              --               --           --
  Executive Officer             1995   250,594(4)     --         --              --               --           --

Yossef A. Beinart ............  1997   163,333      418,767       6,785          --               10,000       35,759
  Executive Vice President of   1996   150,000      299,767       4,132          --               --           38,417
  ITG Inc.                      1995   150,000      281,135       4,708          --               25,766      111,175

Robert K. Laible .............  1997   250,000      530,070      10,174          --               10,000       51,524
  Executive Vice President of   1996   150,000      501,332       6,705          --               --           46,113
  ITG Inc.                      1995   150,000      409,482       6,072          --               43,920       31,902

Joshua D. Rose ...............  1997   266,667      531,333      10,428          --               --           49,735
  Executive Vice President of   1996   200,000      438,092       6,533          --               --           49,519
  ITG Inc.                      1995   150,000      397,123       6,658          --              146,394       37,419

------------------------

(1) Each Named Executive Officer participating in a voluntary deferral plan, the Jefferies Group Capital Accumulation Plan for Key Employees (the "CAP"), was credited with units representing shares of Jefferies Group's Common Stock ("CSUs") at a price equal to 85% of Jefferies Group's average cost per share of the shares available for distribution in the CAP. Jefferies Group's average cost per share is based upon the average cost of shares repurchased specifically for purposes of the CAP and held as treasury shares pending distribution upon settlement of CSUs. During each calendar quarter, each CAP participant defers receipt of compensation, a portion of which is credited to a cash account. At the end of each quarter, the cash account is reduced by an amount equal to the number of CSUs multiplied by 85% of the average cost per share. During 1997, the amounts of the 15% discount on the CSUs with respect to the Named Executive Officers were as follows: Mr. Killian:
    $6,483, Mr. Mason: $11,600, Mr. Beinart: $6,785, Mr. Laible: $10,174 and Mr.
    Rose: $10,428.

(2) The total amounts for 1997 shown in the "All Other Compensation" column consist of the following:

    (a) The Company's matching contributions under the Section 401(k) plan of Jefferies Group during the plan year ended November 30, 1997, as follows:
       Mr. Killian: $11,020, Mr. Mason: $0, Mr. Beinart: $0, Mr. Laible: $11,020 and Mr. Rose: $11,020.

    (b) Forfeitures under the Employee Stock Ownership Plan of Jefferies Group. During the plan year ended November 30, 1997, each Named Executive Officer's account was credited with 5 shares at an original cost of $2.63 per share, for a total of $13, as a result of reallocations resulting from forfeitures.

    (c) Matching contributions by the Company to the Employee Stock Purchase Plan of Jefferies Group. During 1997, Mr. Killian received 85 shares of the common stock of Jefferies Group at prices ranging from $36 to $65, for a total matching contribution of $3,600. Mr. Laible received 85 shares of the common stock of Jefferies Group at prices ranging from $36 to $65, for a total matching contribution of $3,600.

    (d) Contributions of $4,011 and allocations of forfeitures of $828 for each of the Named Executive Officers under the 1997 Profit Sharing Plan of Jefferies Group.

    (e) Dividends and interest payments to the cash accounts of the Named Executive Officers under the CAP, paid as of December 31, 1997 (the most recent date for which the information is available), at a rate equal to the average rate Jefferies paid on its margin accounts carrying credit balances as follows: Mr. Killian: $4,616, Mr. Mason: $482, Mr. Beinart:
       $2,840, Mr. Laible: $3,067 and Mr. Rose: $2,924.

    (f) An amount of "deemed interest" credited to each CAP participant for 1997, determined by multiplying (i) the daily weighted average amount in the CAP participant's Profit-Based Deferred Compensation Account by (ii) an interest rate equal to the fully-diluted earnings per share (if any) of Jefferies Group common stock for that fiscal year divided by the fair market value of a share at the end of the preceding fiscal year. In 1997, the Named Executive Officers received the following amounts of such "deemed interest": Mr. Killian: $44,206, Mr. Mason: $2,882, Mr. Beinart:
       $28,067, Mr. Laible: $28,985 and Mr. Rose: $30,939.

(3) Represents a restricted stock award of 5,405 shares of Common Stock of the Company valued at $27.75 per share, the closing price on the date of grant. The award is fully vested but cannot be sold for a period of two years, subject to the acceleration in the discretion of the Compensation Committee. Dividends declared on the restricted stock shall be paid in the form of additional Common Stock valued at fair market value on the date the dividend is declared.

(4) Represents amounts paid to Mr. Mason in his capacity as a consultant to the Company during the years indicated.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                     --------------------------------------------                POTENTIAL REALIZABLE
                                                       PERCENT OF                                  VALUE AT ASSUMED
                                       NUMBER OF          TOTAL                                 ANNUAL RATES OF STOCK
                                       SECURITIES     OPTIONS/SARS                              PRICE APPRECIATION FOR
                                       UNDERLYING      GRANTED TO     EXERCISE OR                    OPTION TERM
                                      OPTIONS/SARS    EMPLOYEES IN    BASE PRICE   EXPIRATION   ----------------------
NAME                                   GRANTED(#)      FISCAL YEAR      ($/SH)        DATE        5%($)       10%($)
-----------------------------------  --------------  ---------------  -----------  -----------  ----------  ----------
Raymond L. Killian, Jr.............        --              --             --           --           --          --
Scott P. Mason.....................    1,000,000(1)          80.5         22.175       1/5/02    1,821,258   7,814,983
Yossef A. Beinart..................       10,000(2)           0.8          27.80      11/2/07      174,833     443,060
Robert K. Laible...................       10,000(2)           0.8          27.80      11/2/07      174,833     443,060
Joshua D. Rose.....................        --              --             --           --           --          --

------------------------

(1) Represents an option to purchase shares of the Company's Common Stock. The option became exercisable as to 200,000 shares on each of May 4, 1997 and December 10, 1997 and thereafter will become exercisable as to an additional 200,000 shares on each of December 10, 1998, 1999 and 2000, subject to earlier exercisability in whole or in part upon the occurrence of certain events, including a change in control (as defined), termination of employment without cause or for good reason (each as defined), death, disability, and the moving 10-day average closing price (as defined) of the Company's Common Stock exceeding $50 per share.

(2) Represents an option to purchase shares of the Company's Common Stock. The option becomes exercisable as to 20% of the shares on each anniversary of the date of grant, subject to earlier exercisability upon the occurrence of a change in control (as defined).

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

    The following table sets forth certain information concerning the exercise of options, the number of shares of Common Stock (and, in Note 2, of common stock of Jefferies Group) underlying unexercised stock options held by the Named Executive Officers and the value of unexercised in-the-money stock options at December 31, 1997.

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-
                                                                  OPTIONS/SARS AT FISCAL    THE-MONEY OPTIONS/SARS AT
                                        SHARES                         YEAR-END(#)            FISCAL YEAR-END($)(1)
                                      ACQUIRED ON     VALUE     --------------------------  -------------------------
NAME                                  EXERCISE(#)   REALIZED($) EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
-----------------------------------  -------------  ----------  -----------  -------------  ----------  -------------
Raymond L. Killian, Jr.............      60,000(2)   2,145,000     182,993      375,985(3)   2,744,895     6,919,830
Scott P. Mason.....................       --            --         478,321      756,642      3,502,815     6,296,675
Yossef A. Beinart..................       --            --          70,083       35,766      1,051,245       463,340
Robert K. Laible...................       --            --          46,960       53,918        704,400       788,352
Joshua D. Rose.....................       --            --          73,197      146,394      1,097,955     2,621,185

------------------------

(1) At fiscal year-end, the closing price of the Company's Common Stock was $28.00 per share.

(2) Represents the exercise of an option to acquire 60,000 shares of common stock of Jefferies Group.

(3) Includes an option to acquire 10,000 shares of common stock of Jefferies Group.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH INCLUDED HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors, the members of which are Messrs. Wolfson, Dooley, Jacobs and King, has furnished the following report on executive compensation:

To: The Board of Directors and Stockholders of Investment Technology Group, Inc.

INTRODUCTION

    The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for developing and implementing compensation policies, plans and programs for the Company's executive officers to enhance the profitability of the Company, and thus stockholder value, by providing for competitive levels of compensation, rewarding performance that enhances profitability and encouraging long-term service to the Company. Each of the Compensation Committee's members is a person who is not a current or former employee of the Company, Jefferies Group or affiliates of Jefferies Group. Messrs. Dooley and Wolfson are also outside directors of Jefferies Group.

    The principal components of ongoing compensation of executive officers are salary, an annual bonus tied to performance and stock option awards providing incentives and rewards for long-term service and performance. The Compensation Committee's functions include reviewing salary levels for executive officers on an annual basis, establishing and determining the level of performance targets upon which payment of annual bonuses is conditioned and other terms of such annual bonuses, granting stock options and otherwise administering the Company's Amended and Restated 1994 Stock Option and Long-Term Incentive Plan (the "1994 Option Plan"). The Compensation Committee acts on behalf of the Company in negotiating the terms of employment agreements (including modifications to existing employment agreements) with executive officers and advises and makes recommendations to the Board of Directors regarding the approval of such employment agreements and adoption of compensation and benefit plans (including amendments to existing plans) in which executive officers and directors may participate.

    The Compensation Committee intends that compensation paid to the Company's Chairman of the Board, Chief Executive Officer and the other executive officers named in the Summary Compensation Table not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code, as amended (the "Code"), so long as this can be achieved in a manner consistent with the Compensation Committee's other objectives. Code Section 162(m) generally eliminates a corporation's tax deduction in a given year for payments to certain named executive officers in excess of $1 million, unless such payments result from "qualified performance-based compensation." The Board of Directors in 1997 adopted the Pay-for-Performance Incentive Plan in order that annual incentive payments (bonuses) to executives which might, together with salary, exceed $1 million in a given year, will qualify as "performance-based compensation" that is fully deductible under Code Section 162(m). The Compensation Committee has been advised that compensation paid in 1997 will not be subject to the limitation on deductibility under Code Section 162(m).

COMPENSATION OF THE CHAIRMAN OF THE BOARD

    Mr. Killian, who served as Chairman of the Board of Directors throughout 1997, received compensation for 1997 which was generally specified in his 1994 employment agreement, which expired April 30, 1997, with certain modifications discussed below. The Compensation Committee has been advised that the base annual salary levels, the annual bonus levels and other terms of annual bonuses specified in the employment agreement were determined by the Company and Jefferies Group in 1994 through negotiations with and subject to the agreement of Mr. Killian, and in consultation with the underwriters of the Company's initial public offering. However, in 1997 Mr. Killian's base salary and target annual bonus were increased to a total of $900,000, an amount believed to be consistent with the general practice of comparable companies for chairmen of the board. No attempt was made to peg this targeted cash compensation to a particular percentile of compensation paid by comparable companies. The division of Mr. Killian's targeted compensation between annual salary of $300,000 and a target annual bonus of $600,000 was intended to link annual cash compensation to performance to a degree generally similar to comparable companies reviewed in 1994, and to provide a strong link between pay and performance.

    Under the terms of Mr. Killian's employment agreement governing annual bonus, the targeted annual bonus of $600,000 was to be payable if an after-tax profit target specified by the Compensation Committee for the year was achieved. The amount of the bonus was to be decreased below $600,000, down to zero, by an amount equal to 20% of the shortfall of net after-tax profit below the targeted amount, and was to be increased above $600,000, subject to no upper limit, by an amount equal to 5.5% of the excess of net after-tax profit above the targeted amount. In early 1997, the Compensation Committee established the net after-tax profit target for 1997 at $30 million, approximately 29% above the 1996 net after-tax profit, based substantially on the Compensation Committee's assessment of the Company's budget for 1997. The Company's performance in 1997 failed to meet the net after-tax profit target and the Compensation Committee concluded that the total cash compensation payable to Mr. Killian under this bonus arrangement did not adequately compensate him for the significant and important contributions made by him to the Company during 1997. Accordingly, the Compensation Committee decided to award Mr. Killian a bonus of $300,000 and a restricted stock award of $150,000.

    The Compensation Committee authorized the grant of no options to Mr. Killian in 1997. Although stock options represent an important component of overall compensation, Mr. Killian received substantial option grants prior to 1997, including those granted under the terms of his employment agreement, which options, along with restricted stock awarded in 1997, continued to serve as the long-term compensation component of Mr. Killian's compensation for 1997.

    Mr. Killian is permitted to participate in the Jefferies Group CAP Plan. CAP permits executive officers and other key employees of the Company to defer receipt of (and thus defer taxation on) a substantial portion of their cash compensation. Under the CAP, part of such deferred amounts are deemed invested in common stock of Jefferies Group at a 15% discount from the average cost of shares repurchased by Jefferies Group for purposes of the CAP, and part of such deferred amounts are deemed invested in a hypothetical instrument that pays interest based on the rate represented by the earnings per share (if any) of Jefferies Group's common stock for a given year divided by the fair market value of a share of such common stock on the last day of the preceding fiscal year. Amounts deferred by Mr. Killian under the CAP in 1997 include both salary and bonus. The amount of earnings on deferred compensation credited to Mr. Killian under the CAP is disclosed in the Summary Compensation Table under the "Other Annual Compensation" and "All Other Compensation" columns. The Company reimburses Jefferies Group for the costs of participation by Company executives in the CAP and other employee benefit plans maintained by Jefferies Group.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Mr. Mason, who served as President and Chief Executive Officer throughout 1997, received compensation for 1997 that was generally specified in his 1997 employment agreement, the terms of which are described in greater detail under the caption "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS." The base annual salary levels, the annual bonus levels and other terms of annual bonuses specified in the employment agreement were determined by the Company in 1997 through negotiations with and subject to the agreement of Mr. Mason. Mr. Mason's base salary and target annual bonus were set at a total of $1,200,000, an amount believed to be consistent with the general practice of comparable companies for the chief executive officer. No attempt was made to peg this targeted cash compensation to a particular percentile of compensation paid by comparable companies. Under the employment agreement, the division of Mr. Mason's targeted compensation in 1997 between annual salary of $300,000 and a target annual bonus of $900,000 (of which $450,000 was guaranteed) was intended to link annual cash compensation to performance to a degree generally similar to comparable companies reviewed in 1997, and to provide a strong link between pay and performance.

    Under the terms of Mr. Mason's employment agreement governing annual bonus, the targeted annual bonus of $900,000 was to be payable if the Company's 1997 earnings before income taxes ("EBIT") for 1997 exceeded 1996 EBIT by 25%. Achievement of growth in annual EBIT that was positive but less than 25% would result in a proportionate reduction in the amount payable (thus, if annual EBIT growth were 15%, the amount payable would be 60% (I.E., 15% divided by 25%)) of the annual incentive payable for target performance. Likewise, achievement of growth in annual EBIT greater than 25% would result in a proportionate increase in the amount payable. However, in no event would Mr. Mason receive a bonus of less than $450,000. Based on the Company's performance in 1997, Mr. Mason's bonus for 1997 was $549,557.

    In securing Mr. Mason's services as President and Chief Executive Officer, the Compensation Committee concluded that it would be desirable and advisable to provide a component of compensation in the form of a stock option grant under the 1994 Option Plan. Accordingly, during 1997 Mr. Mason was granted an option to purchase 1 million shares of the Company's common stock at an exercise price of $22.175 per share under his employment agreement. This exercise price was approximately $4.00 above the market price of common stock at the time the terms of the option were agreed to and at the time the option was granted. The number of shares and the terms of the stock option grant were determined through negotiations with and subject to the agreement of Mr. Mason. The Compensation Committee believes such amount and terms are consistent with the general practice of comparable companies for the chief executive officer. No attempt was made to peg this targeted stock option award to a particular percentile of equity awards made by comparable companies.

    Mr. Mason is permitted to participate in the Jefferies Group CAP Plan. CAP permits executive officers and other key employees of the Company to defer receipt of (and thus defer taxation on) a substantial portion of their cash compensation. Under the CAP, part of such deferred amounts are deemed invested in common stock of Jefferies Group at a 15% discount from the average cost of shares repurchased by Jefferies Group for purposes of the CAP, and part of such deferred amounts are deemed invested in a hypothetical instrument that pays interest based on the rate represented by the earnings per share (if any) of Jefferies Group's common stock for a given year divided by the fair market value of a share of such common stock on the last day of the preceding fiscal year. Amounts deferred by Mr. Mason under the CAP in 1997 include both salary and bonus. The amount of earnings on deferred compensation credited to Mr. Mason under the CAP is disclosed in the Summary Compensation Table under the "Other Annual Compensation" and "All Other Compensation" columns. The Company reimburses Jefferies Group for the costs of participation by Company executives in the CAP and other employee benefit plans maintained by Jefferies Group.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

    The Company's compensation program for other Named Executive Officers in 1997 was generally similar to that for Mr. Killian, described above. The base salaries and target annual bonus amounts for the other Named Executive Officers were generally determined at the time of the 1994 initial public offering in accordance with the above-described review of comparable companies, such that the amounts were generally consistent with the range paid by such companies, but without pegging such amounts to a specific percentile, and were set forth in contracts that expired April 30, 1997. As in the case of Mr. Killian, the targeted annual bonuses were intended to provide more than half of each Named Executive Officer's total annual cash compensation at the target level of performance. This was intended to provide a strong link between pay and performance.

    The annual bonuses payable to the Named Executive Officers other than Messrs. Killian and Mason were payable out of a "bonus pool" under the ITG Incentive Compensation Plan. The amount of the bonus pool was determined based upon specified increases in client revenues (less certain costs), with the total amount of the bonus pool increasing as specified levels of revenues are achieved. Such executives are entitled to receive bonus payments equal to an allocation that is determined annually with respect to the bonus pool. The Company's performance in 1997 resulted in bonus payouts that were slightly below targeted levels.

    The Committee authorized the grant of options in 1997 to Messrs. Beinart and Laible in recognition of superior performance during the year. In addition, previously granted options, some of which first become exercisable in 1997, continued to serve as a stock-based long-term compensation component of the total compensation of the other executive officers through 1997.

    The other executive officers also participate in the CAP, the terms of which are described above.

    The foregoing report has been furnished by:

                                          Mark A. Wolfson, Chairman
                                          Richard G. Dooley
                                          William I Jacobs
                                          Robert L. King

                               PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Russell 2000 Index and the mean of the Lipper Analytical Brokerage Composite and Nasdaq Computer and Data Processing Services Stock Composite Indices, for the period commencing May 4, 1994, when the Company completed its initial public offering and the Company's Common Stock began publicly trading, and ending December 31, 1997.

                          COMPARISON OF TOTAL RETURN*
     INVESTMENT TECHNOLOGY GROUP, INC. COMMON STOCK, RUSSELL 2000 INDEX AND
             MEAN OF THE LIPPER ANALYTICAL BROKERAGE COMPOSITE AND
                  NASDAQ COMPUTER AND DATA PROCESSING SERVICES
                            STOCK COMPOSITE INDICES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                               5/4/94    12/31/94   12/30/95   12/31/96   12/31/97
Investment Technology Group, Inc.               $100.00     $51.90     $71.20    $148.10    $215.40
Russell 2000 Index                              $100.00     $98.40    $124.20    $142.50    $171.70
Mean of Lipper Analytical Brokerage
Composite                                       $100.00    $105.30    $154.00    $204.80    $297.90
and Nasdaq Computer and Data Processing
Services Stock Composite Indices

------------------------

* Normalized so that the value of the Company's Common Stock and each index presented was $100 on May 4, 1994. The presentation also assumes the reinvestment of dividends.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1997, the members of the Compensation Committee were Messrs. Dooley, Wolfson, Jacobs and King, none of whom is, or during the previous year was, an officer or employee of the Company, Jefferies Group or an affiliate of Jefferies Group.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE IN CONTROL ARRANGEMENTS

    The Company entered into an employment agreement with Scott P. Mason in 1997, in order to secure his services as President and Chief Executive Officer. The term of employment under the agreement extends through 2001, with annual renewals thereafter. The agreement provides for annual salary of $300,000 (subject to periodic review and raises), and an additional payment of $450,000 in each of 1997 and 1998. The agreement also provides for an annual incentive payment, the target amount of which is currently $450,000 in each of 1997 and 1998 and $900,000 per year thereafter, which is payable based upon achievement of growth in the Company's earnings before income taxes. The agreement also provided for the grant to Mr. Mason of a five-year option to purchase 1 million shares of the Company's Common Stock, exercisable at $22.175 per share (approximately $4.00 above the market price of Common Stock at the time the terms of the option were agreed to and at the time the option was granted). The agreement also provides for payment of severance benefits to Mr. Mason. Benefits payable if employment is terminated by the Company without cause or by Mr. Mason for good reason (as defined in his employment agreement) include (i) a lump sum payment equal to the amount of the fixed payment and target annual incentive for the year of termination (to the extent not previously paid), prorated for the period of service in that year, (ii) a lump sum payment of two times the sum of salary plus fixed payment plus target annual incentive and (iii) participation in welfare benefit and pension or retirement plans for two years following termination. Benefits payable if, in connection with a change in control or during the two years following such event, employment is terminated by the Company without cause or by Mr. Mason for good reason (as defined in his employment agreement) are the same as in the preceding sentence except the multiplier referred to in clause (ii) will be three times rather than two and the post-termination period referred to in clause (iii) will be three years rather than two. In the event of death or disability, a benefit would be payable as a lump sum equal to the amount of the fixed payment and target annual incentive for the year of termination (to the extent not previously paid), prorated for the period of service in that year plus, in the case of disability, periodic payments equal to 60% of base salary through age 65. The agreement provides for payment of a tax "gross-up" payment to Mr. Mason to offset any effects of golden parachute and certain other taxes on payments following a change in control. The agreement also restricts Mr. Mason from competing with the Company for a period of six months or 18 months following termination of employment, the period depending on the nature of the termination.

                                  PENSION PLAN

    All employees of the Company employed prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age and who have completed one year of service with the Company are covered by the Jefferies Group Employees' Pension Plan (the "Pension Plan"), a defined benefit plan, which was originally adopted in 1964 and amended in 1967. The Pension Plan is funded through contributions by the Company and earnings on existing assets in conformance with annual actuarial evaluations. The Pension Plan provides for annual benefits following normal retirement at age 65 equal to 1% of the employee's covered remuneration from January 1, 1987 until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered remuneration for 1985 and 1986, reduced proportionately for service of less than fifteen years (as of December 31, 1986). Benefits payable under the Pension Plan are not subject to deduction for Social Security benefits or other offsets.

    Covered remuneration for purposes of the Pension Plan includes the employee's total annual compensation (salaries, commissions, and bonuses) not to exceed $100,000 for 1985 and 1986, and $200,000 for 1987. From 1988 through
1993, this latter dollar limitation was adjusted automatically for each plan year to the amount prescribed by the Secretary of the Treasury, or his delegate, for such plan year. From 1994 until 1996, the maximum covered remuneration was $150,000. The maximum covered remuneration for 1997 is $160,000. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at or after age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with the Company for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987 are composed of two items: (1) a benefit for service up to December 1, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 remuneration up to $100,000, and (2) a benefit for service commencing on January 1, 1987 equal to 1% of covered remuneration through the date of termination. Total years of credited service apply to both the original and amended Pension Plans for purposes of determining vesting and eligibility.

    As of December 31, 1997, the estimated annual benefits payable upon retirement at normal retirement age for each of the Named Executive Officers of the Company were: Mr. Killian: $38,047, Mr. Mason: $25,600, Mr. Beinart, $50,067, Mr. Laible: $64,008, and Mr. Rose: $63,384.

                          CERTAIN RELATED TRANSACTIONS

TAX SHARING AGREEMENT

    The Company is a member of the Jefferies affiliated group (the "Group") which expects to continue to file a consolidated federal income tax return. A tax sharing agreement between Jefferies Group and the Company (the "Tax Sharing Agreement") provides the method by which the federal, state and local income or franchise tax liabilities of the Group will be allocated and the manner in which allocated liabilities will be paid.

    Under the Tax Sharing Agreement, in any year in which a consolidated federal income tax return is filed or is expected to be filed by the Group, the Company is required to pay to Jefferies Group its "separate tax liability" and Jefferies Group is required to pay to the Company the "additional amount." The Company's "separate tax liability" is an amount equal to (x) that portion of the consolidated federal income tax liability of the Group that the taxable income of the Company bears to the aggregate taxable income of all members of the Group plus (y) the excess, if any, of the Company's tax liability (assuming the filing of a separate return by the Company) over the amount determined pursuant to clause (x) above. The "additional amount" is the amount by which the consolidated tax liability of the Group has been decreased by reason of the inclusion of the Company in the Group. Payments of the "separate tax liability" or "additional amount," as applicable, are required to be made on or before each date on which Jefferies Group makes quarterly estimated tax payments and are subject to adjustment to account for changes in the estimated amounts of such payments. After the end of each taxable year, payments are subject to return if the aggregate payments made exceed amounts actually required to be paid. Amounts paid under the Tax Sharing Agreement are subject to redetermination in subsequent years to take into account any consolidated investment credits, unused foreign tax credits, excess charitable contributions, net capital losses or net operating losses which are carried back to a prior year and any portion of such consolidated credits or losses which are attributable to a member of the Group. Amounts paid under the Tax Sharing Agreement are also subject to redetermination in subsequent years to take into account any adjustments made to the income, gains, losses, deductions or credits of the Group for a year during which the Company is a member of the Group. The Tax Sharing Agreement provides for similar treatment of state income and franchise tax liabilities during years in which the Group files a single return for California franchise and income tax purposes or joins in a consolidated return in any other state in which a member of the Group may be required to file a return. In 1997, the Company paid approximately $19.6 million to Jefferies Group under the Tax Sharing Agreement.

SERVICE AGREEMENTS

    Pursuant to a service agreement between Jefferies and the Company (the "Jefferies Service Agreement"), Jefferies provides various services to the Company, consisting of (i) accounting services, payroll accounting and preparation of regulatory accounting reports, (ii) compliance services, including performance of regulatory oversight functions, quarterly compliance audits, preparation of periodic regulatory reports, serving as liaison for the Company in compliance matters, performance of reviews and analysis of employee and customer trading and providing compliance related training and education,
(iii) personnel services, including services customarily performed by an internal personnel department, maintaining employee files, administering employee benefit plans and establishing multi-employer benefit plans, (iv) operations services, including operations support consistent with the terms of the Clearing Agreement (as defined hereinafter) between the Company and Jefferies and advisory services for back office activities, (v) legal services, including consultation with Jefferies' compliance department, (vi) data processing services, including POSIT-Registered Trademark- execution processing and related trade reporting services and (vii) certain administrative services, including invoicing and billing, maintenance of Lotus Notes and programming and software development. The Company has agreed to amend the Jefferies Service Agreement to increase certain retainers and other charges paid to Jefferies, including a $330,000 annual retainer for accounting services, an $85,000 annual retainer for certain compliance services, a $2,340 annual per employee charge for personnel services (other than direct benefit costs which are charged to the Company at cost), a per trade clearing charge for operations services consistent with the terms of the Clearing Agreement, and a $25,000 annual retainer for legal services, with a $250 per hour charge for additional legal services. Additionally, the Jefferies Service Agreement requires the Company to pay Jefferies a $3,000 annual fee for invoicing and billing services, a $79,000 annual fee for maintaining Lotus Notes on behalf of the Company and, when requested by the Company, a fee for programming and software development at a rate of $10,000 monthly per employee used for this service. Under the Jefferies Service Agreement, the Company has indemnified Jefferies and its affiliates for certain liabilities. The Jefferies Service Agreement is for a term of five years ending March 15, 1999 and may be terminated by either party on 180 days' written notice or immediately upon the failure of the other party to perform its duties and responsibilities under the agreement. In addition, the parties may elect to terminate the provisions of the agreement applicable to one or more services.

    Pursuant to a service agreement between W & D Securities, Inc. ("W & D"), an affiliate of Jefferies Group and the Company (the "W & D Service Agreement"), W & D is responsible for trade execution and trade entry on the books and records of Jefferies for all trades executed by W & D on the New York Stock Exchange, on regional exchanges and in the OTC market and is also responsible for the clearance and settlement of trades executed on the New York Stock Exchange. The Company pays varying per share fees depending on the number of shares for which W & D provides trade execution services during a calendar month. The W & D Service Agreement is for a term of five years and may be terminated by either party on 180 days' written notice or immediately upon the failure of the other party to perform its duties and responsibilities under the agreement.

    The aggregate amounts paid in 1997 by the Company under the Jefferies Service Agreement and W & D Service Agreement were approximately $12 million and $10.8 million, respectively.

CLEARING AGREEMENT

    Pursuant to a Fully Disclosed Clearing Agreement (the "Clearing Agreement"), Jefferies, as clearing broker, provides certain execution and clearing services for customer and proprietary accounts of the

Company (the "Introduced Accounts"). These services include, among others, (i) execution of orders, (ii) mailing of confirmations, notices and monthly statements, (iii) providing reports to the Company, (iv) settling certain contracts and transactions, (v) engaging in all cashiering functions and (vi) record keeping. Jefferies is required to remit fees to the Company on a weekly basis after deduction of amounts due. Introduced Accounts may only be charged such fees or other charges as the Company may direct. The Clearing Agreement establishes procedures applicable to Introduced Accounts and the processing of transactions for such accounts and establishes the various responsibilities of the parties. With certain exceptions, the Company is responsible for all Introduced Accounts and transactions in such accounts. Jefferies reserves the right to reject any proposed account and to terminate any Introduced Account. The Clearing Agreement also requires the Company to indemnify Jefferies against certain liabilities arising from, among other things, failed settlements, failure of Introduced Accounts to satisfy any applicable margin requirements, failure of the Company to perform its duties and obligations and claims between the Company and its customers. The Clearing Agreement is for a term of five years ending March 15, 1999 and is subject to termination at any time by either party on 180 days' written notice or upon a default by the other party. In 1997, the Company paid approximately $9.3 million to Jefferies for services performed under the Clearing Agreement.

DEVELOPMENT RIGHTS AGREEMENT

    Jefferies Group and the Company intend to cooperate in the future in connection with the development and marketing of technology-based products and may enter into joint ventures for such purpose. Jefferies Group and the Company also anticipate that such companies may enter into non-exclusive cross licenses with respect to technology developed by either company which may be used in the other's operations. Any such joint venture or cross license will be on terms substantially no less favorable to the Company than the Company believes would be available from unaffiliated parties.

    In furtherance of these intentions, Jefferies Group and the Company have entered into a development rights agreement (the "Development Rights Agreement"), pursuant to which Jefferies Group and the Company agree to provide each other with the opportunity to form and participate in limited purpose joint ventures to develop, market, license or otherwise exploit new software opportunities with third parties. These new software opportunities include, but are not limited to, computerized mechanisms or software which provide for trade analysis, order entry, execution services or the matching of portfolios of equity, debt or other securities. The Development Rights Agreement provides each party with a right of first option to participate with the other party in a joint venture to develop the new software for or with a third party. The Development Rights Agreement is for a term of five years and is subject to termination by either party on 180 days' written notice.

INTERCOMPANY BORROWING AGREEMENT

    Pursuant to an intercompany borrowing agreement (the "Intercompany Borrowing Agreement"), Jefferies Group may lend funds to the Company in the amount of up to $15.0 million. Amounts outstanding under the facility are prepayable at any time without penalty. Interest will be payable on the outstanding balance at a floating rate equal to 1.75% above the average one month London Interbank Offered Rate. Jefferies Group is not committed to advance funds, and the Company is not obligated to borrow funds, under the facility. The Company may borrow from third parties. The Company covenants that while any amounts are outstanding under the facility, it will neither commence a new line of business nor invest in a new business without the prior written consent of Jefferies Group. Any outstanding principal balance under the facility plus accrued interest is payable in full on or before March 31, 1999, unless renewed at the mutual agreement of Jefferies Group and the Company. The facility is for a term of five years and may be terminated by Jefferies Group in the event of an uncured default by the Company. In 1997, the Company did not borrow any amounts under the Intercompany Borrowing Agreement.

REVENUE SHARING AGREEMENT

    Pursuant to a revenue sharing agreement between the Company and Jefferies (the "Revenue Sharing Agreement"), the parties have agreed that each will pay the other a portion of the transaction fees generated on each transaction by customers introduced to such party by the other party. The amount of such payments will equal 40% of transaction fees generated in the first year in which a customer commences doing business with a party, 25% of transaction fees in the second year and 15% of transaction fees in the third through fifth years after the customer commences doing business with a party. In 1997, the Company paid approximately $247,000 to Jefferies pursuant to the Revenue Sharing Agreement.

OTHER

    During 1997, the Company paid approximately $330,000 to Jefferies International Limited (an affiliate of Jefferies Group) for certain brokerage and administrative services provided by Jefferies International Limited in connection with the Company's international activities. Of such amount, the entire amount paid was reimbursed to the Company by its affiliate ITG Global Trading, Inc.

    Jefferies has extended credit to certain of the Company's directors, officers, employees and stockholders in connection with their purchase of securities on margin. Receivables from the Company's executive officers and directors were $2,941,644 at December 31, 1997. Such extensions of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                  APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

    The Board of Directors has adopted the Investment Technology Group, Inc. Employee Stock Purchase Plan (the "Plan"), subject to approval by stockholders of the Company. The Plan provides a means for employees to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of the Company's Common Stock. Under the Plan, the Company will sell shares to participants at a price equal to 85% of the fair market value of Common Stock as averaged over the twelve payroll payment dates in a six-month offering period, subject to certain price minimums and other terms discussed below. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

    The Board of Directors believes that the Plan will encourage broader stock ownership by employees of the Company, and thereby provide an incentive for employees to contribute to the profitability and success of the Company. In addition, the Plan is intended to provide a benefit that will assist the Company in competing to attract and retain high quality employees. Employee stock purchase plans are commonly offered by growth-oriented and high technology companies with whom the Company competes in the hiring and retention of such employees. The Plan also replaces a purchase program previously available to the Company's employees, which allowed for purchases of shares of Jefferies Group.

SUMMARY OF THE TERMS OF THE PLAN

    The following summary describes the material terms of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan, attached hereto as Exhibit A.

    Under the terms of the Plan, the maximum number of shares of the Company's Common Stock which may be purchased by participants from the Company will be 250,000, subject to appropriate adjustment by the Board of Directors in the event of any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affecting the Common Stock. Shares purchased from the Company will be either authorized but unissued shares or treasury shares. Shares acquired in the open market for purposes of the Plan's dividend reinvestment feature will not count against the number of shares reserved under the Plan.

    The Plan will be administered by the Board of Directors, although the Board has delegated all of its administrative duties to a committee of officers and employees. Such committee (the "Administrator") will have authority to interpret the Plan, construe terms, adopt rules and regulations, prescribe forms, and make all determinations under the Plan. If a participant is acting in the capacity of the Administrator, such person may not participate in deciding any matter relating to his or her participation in the Plan.

    Any full- or part-time employee of the Company or any subsidiary will be eligible to participate in the Plan if such employee was continuously employed during the 15 days preceding the first day of an offering period, excluding (i) any employee whose customary employment is 20 hours or less per week or for not more than five months in any calendar year, or who cannot legally enter into the obligations of a participant, and (ii) any employee who owns five percent or more of the total combined voting power or value of all outstanding shares of all classes of securities of the Company or any subsidiary (determined under IRS regulations). As discussed below, employees may be disqualified from participation in certain circumstances. During the initial enrollment period for participation commencing February 1, 1998, approximately 219 employees of the Company currently were eligible to participate in the Plan.

    An eligible employee may enroll for any six-month offering period, commencing February 1 and August 1 of each year, by filing an enrollment form with the Company at least 15 days before the commencement of the offering period. After initial enrollment in the Plan, the employee will be automatically reenrolled in the Plan for subsequent offering periods unless he or she files a notice of withdrawal before such offering period begins, terminates employment, or otherwise becomes ineligible or disqualified from participation.

    Upon enrollment in the Plan, the employee must elect a rate at which he or she will make payroll contributions for the purchase of Common Stock. An employee generally may elect to make contributions in an amount up to ten percent of such employee's regular earnings, except that the Board may specify a higher maximum permitted rate of payroll contributions (but contributions may not exceed maximum limits then specified under Section 423 of the Code). In accordance with the current limits under Section 423 of the Code, an employee's contributions will be adjusted downward (or refunded) to the extent necessary to ensure that he or she will not purchase during any offering period Common Stock that has a fair market value, as of the beginning of the offering period, in excess of $12,500. All employee contributions will be made by means of direct payroll deduction (no optional contributions are permitted). The contribution rate elected by a participant will continue in effect until modified by the participant, except that an employee may not increase or decrease a previously elected contribution rate during a given offering period (although contributions cease in some cases, as discussed below).

    The contributions of an employee will be accumulated by the Company (as unfunded contractual obligations) until the end of the offering period. At that time, the aggregate amount of each participant's payroll contributions for the offering period will be applied by the Company to the purchase of shares at the applicable purchase price, and such shares will be delivered by the Company to the custodian for the participant's account. The purchase price per share will equal 85% of the fair market value of a share as averaged over the twelve payroll payment dates in the offering period, except that, in order to comply with Section 423 of the Code, in no event will the purchase price be less than the lesser of 85% of the fair market value of a share at the beginning of the offering period or 85% of the fair market value of a share on the last trading date in the offering period.

    No interest will be credited on payroll contributions pending investment in Common Stock. No contributions other than payroll contributions will be permitted. If dividends are paid by the Company on Common Stock credited to participants' accounts, such dividends will be automatically reinvested in additional shares by the custodian, either through purchases in the market or directly from the Company

(no discounts will apply to such dividend reinvestment purchases). Participants will have the right to vote or direct the voting of shares credited to their accounts, and will be permitted to withdraw, transfer, or sell their shares without restriction. Participants' rights under the Plan are nontransferable except pursuant to the laws of descent and distribution.

    A participant may elect to withdraw all of his or her payroll contributions made during an offering period at any time prior to the purchase date at the end of such offering period. Upon such a withdrawal, the participant's enrollment in any ongoing offering period will terminate and the participant will be disqualified from participating in the next offering period. A participant's enrollment will also terminate upon a termination of his or her employment by the Company and its subsidiaries, at which time accumulated payroll contributions during any ongoing offering period will be refunded. A participant may withdraw previously purchased shares from his or her account, but a participant who elects to withdraw shares purchased within the previous year will be subject to termination of enrollment in any ongoing offering period and will be disqualified from participating in the next offering period. Shares acquired a year or more before the election to withdraw may be withdrawn without resulting in termination of enrollment or disqualification, and the Administrator may waive disqualification in cases of financial hardship.

    The Company will pay costs and expenses incurred in the administration of the Plan and maintenance of accounts, including commissions in connection with any dividend reinvestment. The custodian will not sell shares for the account of a participant. The custodian will continue to hold Common Stock for the account of a participant who has ceased to be an employee of the Company and its subsidiaries until the participant withdraws the Common Stock, for a maximum of one year after such termination of employment. Participants may be charged reasonable fees by the custodian for withdrawals of share certificates and other specified services, subject to approval of the Company.

    The Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan without further stockholder approval, except stockholder approval must be obtained within one year after the such Board action if required by law or regulation or under the rules of any automated quotation system (such as the Nasdaq National Market) or securities exchange on which the Common Stock is then quoted or listed, or if such stockholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the plan or broaden eligibility. The Plan will continue until terminated by action of the Board, although as noted above the number of shares authorized under the Plan is limited.

    On April 1, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $31.50 per share.

FEDERAL INCOME TAX CONSEQUENCES

    The Company believes that under present law the following Federal income tax consequences would generally result under the Plan. Rights to purchase shares under the Plan are intended to constitute "options" issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code:

    (1) No taxable income results to the participant upon the grant of a right to purchase or upon the purchase of shares for his or her account under the Plan (although the amount of a participant's payroll contributions under the Plan will be taxable as ordinary income to the participant).

    (2) If the participant disposes of shares purchased in an offering period less than two years after the first day of such offering period, the participant will realize ordinary income in an amount equal to the fair market value of the shares on the date of purchase minus the amount of the participant's payroll contributions used to purchase the shares.

    (3) If the participant holds such shares for at least two years after the first day of the offering period, upon disposition of the shares the participant will realize ordinary income in an amount equal to the lesser of (i) the fair market value of the shares on the first day of the offering period minus the amount of the participant's payroll contributions used to purchase the shares or (ii) the fair market value of the shares on the date of disposition minus the amount of the participant's payroll contributions used to purchase the shares.

    (4) In addition, the participant will realize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of the Common Stock and the participant's basis in the Common Stock (such basis will generally be the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described in (2) and (3) above).

    (5) If the statutory holding period described in (2) and (3) above is satisfied, the Company will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of Common Stock applicable to such participant. If such statutory holding period is not satisfied, the Company generally should be entitled to a tax deduction in an amount equal to the amount taxed to the participant as ordinary income.

    The foregoing provides only a general description of the application of federal income tax laws to the Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, participants are encouraged to consult a tax advisor as to their individual circumstances.

    Adoption of the proposal to approve the Plan requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater-than-10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. During 1997, an initial statement of beneficial ownership required to be filed by David
C. Cushing was filed late.

                                 OTHER MATTERS

    Management does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

                     ANNUAL REPORT AND INDEPENDENT AUDITORS

    The Company's 1997 Annual Report and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 accompany this Proxy Statement, but are not deemed a part of the proxy soliciting material. KPMG Peat Marwick LLP was the Company's independent auditor for the year ended December 31, 1997. The appointment of independent auditors is approved annually by the Board of Directors, which approval is based, in part, on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. Stockholder approval is not sought in connection with this selection.

    A representative of KPMG Peat Marwick LLP, the independent auditors who examined the consolidated financial statements of the Company for 1997, is expected to be present at the meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if he or she so desires.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals for inclusion in the proxy material relating to the Annual Meeting of Stockholders to be held in 1999 must be received by the Company at its principal executive offices in New York, New York, at the address set forth on the first page hereof, no later than December 7, 1998. Nothing in this paragraph shall be deemed to require the Company to include in its proxy materials relating to such Annual Meeting of Stockholders any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission and the Company's By-laws at that time in effect.

                                          For the Board of Directors,

                                          /s/ Timothy H. Hosking

                                          Timothy H. Hosking
                                          GENERAL COUNSEL

April 6, 1998

                                                                       EXHIBIT A

                       INVESTMENT TECHNOLOGY GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

    1. PURPOSE. The purpose of this Employee Stock Purchase Plan (the "Plan") of Investment Technology Group, Inc. (the "Company") is to encourage stock ownership by employees of the Company and its Subsidiaries and thereby provide employees with an incentive to contribute to the profitability and success of the Company, and to provide a benefit that will assist the Company in competing to attract and retain employees of high quality. The Plan, which is intended to qualify as an "employee stock purchase plan" meeting the requirements of Section 423 of the Code, is for the exclusive benefit of eligible employees of the Company and its Subsidiaries.

    2. DEFINITIONS. For purposes of the Plan, in addition to the terms defined in Section 1, terms are defined as set forth below:

        (a) "Account" means the account maintained on behalf of the Participant by the Custodian for the purpose of investing in Stock and engaging in other transactions permitted under the Plan.

        (b) "Administrator" means the person or persons designated to administer the Plan under Section 3(a).

        (c) "Average Offering Period Fair Market Value," unless otherwise required by an applicable provision of the Code, for any Offering Period means the mean of the closing bid/ask prices of the Common Stock as reported on the Nasdaq National Market, averaged over the twelve payroll payment dates of the Company that occur during the Offering Period; provided, however, that at any time that the principal trading market for Common Stock is a national securities exchange, such value shall be based on closing sales prices averaged over such twelve trading days reported on the composite tape covering securities listed on such exchange; and provided further that if a payroll payment date is not a day on which the securities markets are open, reference shall be made to the trading day immediately prior to such payroll payment date.

        (d) "Board" means the Board of Directors of the Company.

        (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code will be deemed to include successor provisions thereto and regulations thereunder.

        (f) "Custodian" means Boston EquiServe or such successor thereto as may be appointed by the Board.

        (g) "Earnings" means that portion of a Participant's compensation which constitutes salary, bonus or overtime pay under the payroll system of the Company and its Subsidiaries and payable to a Participant during a given pay period.

        (h) "Enrollment Date" means the first day of each Offering Period.

        (i) "Fair Market Value," unless otherwise required by an applicable provision of the Code, as of any date means the mean of the closing bid/ask prices of the Common Stock as reported on the Nasdaq National Market, determined on a daily basis and averaged over the day as of which the valuation is be made and the four trading days immediately prior thereto; provided, however, that at any time that the principal trading market for Common Stock is a national securities exchange, Fair Market Value shall be based on closing sales prices over such five trading-day period reported on the composite tape covering securities listed on such exchange.

        (j) "Offering Period" means the approximately six-month period beginning on February 1 and ending on the last trading day of July or beginning August 1 and ending on the last trading day of January, with the first Offering Period to begin February 1, 1998.

        (k) "Participant" means an employee of the Company or a Subsidiary who is participating in the Plan.

        (l) "Purchase Date" means the last trading day of each Offering Period.

        (m) "Purchase Right" means a Participant's option to purchase shares, which is deemed to be outstanding and exercisable during an Offering Period in accordance with the Plan. A Purchase Right represents an "option" as such term is used under Section 423 of the Code.

        (n) "Stock" means the Common Stock, par value $.01 per share, of the Company, and such other securities as may be substituted or resubstituted for Stock under Section 4.

        (o) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in the chain, including a corporation that becomes a Subsidiary during the term of the Plan.

    3.  ADMINISTRATION.

        (a) ADMINISTRATOR. The Plan will be administered by an Administrator, which shall be the Board or such Board committee, officer, or committee of officers and employees to which the Board may delegate administrative duties and authority (other than authority to amend the Plan). The Administrator will have full authority to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as it may deem necessary or advisable to administer the Plan, to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and rules and regulations thereunder, to furnish to the Custodian such information as the Custodian may require, and to make all other decisions and determinations under the Plan (including determinations relating to eligibility). No person acting in connection with the administration of the Plan will, in that capacity, participate in deciding any matter relating to his or her participation in the Plan.

        (b) THE CUSTODIAN. The Custodian will act as custodian under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for each Participant, an Account and any subaccounts as may be necessary or desirable for the administration of the Plan.

        (c) OTHER ADMINISTRATIVE PROVISIONS. The Company will furnish information to the Custodian from its records as directed by the Administrator, and such records, including as to a Participant's Earnings, will be conclusive on all persons unless determined by the Administrator to be incorrect. Each Participant and other person claiming benefits under the Plan must furnish to the Company in writing an up-to-date mailing address and any other information as the Administrator or Custodian may reasonably request. Any communication, statement, or notice mailed with postage prepaid to any such Participant or other person at the last mailing address filed with the Company will be deemed sufficiently given when mailed and will be binding upon the named recipient. The Plan will be administered on a reasonable and nondiscriminatory basis, and Plan provisions and rules thereunder will apply in a uniform manner to all persons similarly situated. All Participants will have equal rights and privileges (subject to the terms of the Plan) with respect to Purchase Rights outstanding during any given Offering Period.

    4. STOCK SUBJECT TO PLAN. Subject to adjustment as hereinafter provided, the total number of shares of Stock reserved and available for issuance upon exercise of Purchase Rights or otherwise under the Plan will be 250,000. Any shares of Stock delivered by the Company under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. Shares acquired in the open market through dividend reinvestment will not count against this limit. The number and kind of such shares of Stock subject to the Plan will be proportionately adjusted, as determined by the Board, in the event of any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Stock.

    5.  ENROLLMENT AND CONTRIBUTIONS.

        (a) ELIGIBILITY. An employee of the Company or a Subsidiary may enroll in the Plan for any Offering Period if such employee is employed at the Enrollment Date and was continuously so employed during the 15 days preceding the Enrollment Date, unless:

            (i) At the time of enrollment, the employee's customary employment is 20 hours or less per week or the employee's customary employment is for not more than five months in any calendar year, or the employee cannot legally enter into the obligations of a Participant;

            (ii) Such person would upon enrollment be deemed to own, for purposes of Section 423(b)(3) of the Code, an aggregate of five percent or more of the total combined voting power or value of all outstanding shares of all classes of the Company or of any parent or Subsidiary (including in such person's ownership the maximum number of shares that he or she could acquire under Section 6(c)); or

           (iii) Such person is disqualified from participation in such Offering Period under Section 7(b).

        The Company will notify an employee of the date as of which he or she is eligible to initially enroll in the Plan, and will make available to each eligible employee the necessary enrollment forms.

        (b) INITIAL ENROLLMENT. An employee who is or who will become eligible on or before a given Enrollment Date under Section 5(a) may, after receiving current information about the Plan, initially enroll in the Plan by executing and filing with the Administrator a properly completed enrollment form, including thereon the employee's election as to the rate of payroll contributions for the Offering Period. To be effective for any Offering Period, such enrollment form must be filed at least 15 days before the Enrollment Date for the Offering Period.

        (c) REENROLLMENT FOR SUBSEQUENT OFFERING PERIODS. A Participant whose enrollment in and payroll contributions under the Plan continue throughout an Offering Period will automatically be reenrolled in the Plan for the next Offering Period unless (i) the Participant terminates enrollment before the Enrollment Date for the next Offering Period in accordance with Section 7(a) or (ii) on such Enrollment Date he or she is ineligible to participate under
    Section 5(a) (including due to disqualification under Section 7(b)). The rate of payroll contributions for a Participant who is automatically reenrolled for an Offering Period will be the same as the rate of payroll contributions in effect at the end of the preceding Offering Period, unless the Participant files a new enrollment form at least 15 days before the Enrollment Date for the Offering Period designating a different rate of payroll contributions.

        (d) PAYROLL CONTRIBUTIONS. An enrolled Participant will make contributions under the Plan by means of payroll deductions from each payroll period which ends during the Offering Period, at the rate elected by the Participant in his or her enrollment form filed nearest to, but not later than, 15 days before the Enrollment Date for the Offering Period. The rate of payroll contributions elected by a Participant may not be more than ten percent of the Participant's Earnings for each payroll period; PROVIDED, HOWEVER, that the Board may specify a higher maximum rate, subject to
    Section 8(c) hereof. The Administrator may specify, on the enrollment form, whether payroll contributions shall be a percentage of Earnings or a fixed dollar amount. The foregoing and any election of a Participant notwithstanding, a Participant's rate of payroll contributions will be adjusted downward by the Company at any time or from time to time as necessary to ensure that the limit on the amount of Stock purchased with respect to an Offering Period set forth in Section 6(c) is not exceeded. A Participant may elect to increase, decrease, or discontinue payroll contributions for future Offering Periods by filing a new enrollment form at least 15 days before the Enrollment Date for the Offering Period. A Participant may not elect to increase or decrease payroll contributions during an Offering Period, except that a Participant's payroll contributions will be automatically discontinued upon the filing of an election to withdraw payroll contributions prior to a Purchase Date or the filing of an election to withdraw or transfer shares if such filing occurs less than one year after the Purchase Date on which such shares were purchased, as specified in Sections 5(f), 7(a) and 7(b).

        (e) HOLDING OF PAYROLL CONTRIBUTIONS. All payroll contributions by a Participant under the Plan will be received and held by the Company until the end of the Offering Period, and will represent unfunded obligations of the Company. Such amounts are not required to be segregated and may be used by the Company for any corporate purpose.

        (f) WITHDRAWAL OF PAYROLL CONTRIBUTIONS; REFUND OF PAYROLL CONTRIBUTIONS UPON TERMINATION OF EMPLOYMENT. A Participant may elect to withdraw all (but not less than all) of his or her payroll contributions for a given Offering Period by filing a notice of withdrawal with the Administrator not later than the close of business the business day prior to the Purchase Date for such Offering Period. In addition, if the Participant ceases to be employed by the Company and its Subsidiaries prior to the Purchase Date, his or her payroll contributions for that Offering Period shall be refunded. In either case, the Company shall promptly pay to the Participant (or his or her estate, in the event of death) the amount of such payroll contributions. No further payroll contributions shall be made by the Participant in that Offering Period. In addition, in the case of withdrawal the Participant shall be subject to possible disqualification from participation in the next Offering Period under Section 7(b).

        (g) REFUND OF UNUSED PAYROLL CONTRIBUTIONS. If any of a Participant's payroll contributions are not applied to the purchase of shares on the Purchase Date (for example, if the number of shares purchased is limited under Section 6(c)), the portion of such payroll contributions not applied to the purchase of shares shall be promptly refunded to the Participant.

        (h) NO INTEREST PAYABLE ON PAYROLL CONTRIBUTIONS. No amounts of interest will be credited or payable by the Company on payroll contributions pending investment in Stock, withdrawal, refund upon termination, or refund of any unused portion, or in any other circumstance under the Plan.

    6.  PURCHASES OF STOCK.

        (a) PURCHASE RIGHTS. Enrollment in the Plan for any Offering Period by a Participant will constitute a grant by the Company of a Purchase Right to such Participant for such Offering Period. Each Purchase Right will be subject to the terms set forth in this Section 6.

        (b) PURCHASE PRICE. The purchase price at which each share of Stock will be purchased under a Purchase Right will equal 85% of the greater of
    (i) Average Offering Period Fair Market Value of a share of Stock determined during the Offering Period and (ii) the lesser of (A) Fair Market Value of a share of Stock on the first trading day in the Offering Period and (B) Fair Market Value of a share of Stock on the last trading day in the Offering Period.

        (c) NUMBER OF SHARES PURCHASED. The number of shares of Stock that will be purchased upon exercise of a Participant's Purchase Right for an Offering Period will equal the number of shares (including fractional shares) that can be purchased at the purchase price specified in Section 6(b) with the aggregate amount of the Participant's payroll contributions during the Offering Period; provided, however, that the number of shares of Stock subject to a Participant's Purchase Right and purchasable in any Offering Period will not exceed the lesser of (i) the number derived by dividing $12,500 by

    100% of the Fair Market Value of one share of Stock determined as of the first trading day in the Offering Period or (ii) the number of shares such that the Participant's rights to purchase shares under all employee stock purchase plans qualifying under Section 423 of the Code of the Company and any parent or Subsidiary shall accrue at a rate which does not exceed $25,000 of fair market value of stock (determined at the time each such option is granted) as required under Section 423(b)(8) of the Code.

        (d) AUTOMATIC EXERCISE AND PURCHASE. The Purchase Right will be automatically exercised on the Purchase Date for the Offering Period. At or as promptly as practicable after the Purchase Date for an Offering Period, the aggregate amount of the Participant's payroll contributions for the Offering Period will be applied by the Company to the purchase of shares of Stock, in accordance with the terms of the Plan. Thereupon, the Company will deliver the shares of Stock purchased to the Custodian for deposit into the Participant's Account. Payment for Stock purchased upon exercise of a Purchase Right will be made only through payroll contributions in accordance with Section 5; no optional payments will be permitted.

        (e) EXPIRATION. A Participant's Purchase Right will expire on the earlier of the Purchase Date for the Offering Period (if not exercised) or the date on which the Participant's enrollment in the Plan terminates.

        (f) DIVIDEND REINVESTMENT; OTHER DISTRIBUTIONS. Cash dividends on any Stock credited to a Participant's Account will be automatically reinvested in additional shares of Stock; such amounts will not be available in the form of cash to Participants. All cash dividends paid on Stock credited to Participants' Accounts will be paid over by the Company to the Custodian at the dividend payment date. The Custodian will aggregate all purchases of Stock in connection with the Plan for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The Custodian will make such purchases, as directed by the Administrator, either (i) in transactions on the Nasdaq National Market, any securities exchange upon which Stock is traded, otherwise in the over-the-counter market, or in negotiated transactions, or (ii) directly from the Company at 100% of the Fair Market Value of a share of Stock on the dividend payment date. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a Participant's Account will be credited to such Account. In the event of any other non-cash dividend or distribution in respect of Stock credited to a Participant's Account, the Custodian will, if reasonably practicable and at the direction of the Administrator, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional shares of Common Stock in the same manner as cash paid over to the Custodian for purposes of dividend reinvestment. Shares of Stock acquired under this Section 6(f) shall be subject to section 7(a) and 7(b) and, for such purposes, shall be deemed to be acquired by a Participant at the same time as the Participant acquired the underlying shares in respect of which the shares were distributed under this Section 6(f).

        (g) VOTING RIGHTS. Each Participant will be entitled to vote the number of shares of Stock credited to his or her Account (including any fractional shares credited to such account) on any matter as to which the approval of the Company's stockholders is sought. If a Participant does not vote or grant a valid proxy with respect to shares credited to his or her Account, such shares will be voted by the Custodian in accordance with any stock exchange or other rules governing the Custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of Company stockholders.

    7. WITHDRAWAL OR TRANSFER OF SHARES, DISQUALIFICATION, AND ACCOUNT DISTRIBUTION UPON TERMINATION.

        (a) STOCK WITHDRAWALS AND TRANSFERS. A Participant may elect to withdraw shares of Stock from his or her Account in certificated form or to transfer such shares from his or her Account to an account of the Participant maintained with a broker-dealer or financial institution; PROVIDED, HOWEVER, that an election to withdraw or transfer shares filed less than one year after the Purchase Date on which such shares were purchased shall be deemed an election to withdraw payroll contributions under Section 5(f) for the current Offering Period and shall result in disqualification from participation in the next Offering Period to the extent provided under
    Section 7(b). If a Participant elects to withdraw shares, one or more certificates for whole shares shall be issued in the name of, and delivered to, the Participant, with such Participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. If shares of Stock are transferred from a Participant's Account to a broker-dealer or financial institution that maintains an account for the Participant, only whole shares shall be transferred and cash in lieu of any fractional share shall be paid over for the account of Participant based on the Fair Market Value of a share of Stock on the date of transfer, unless otherwise determined by the Administrator based on the Administrator's determination that such broker-dealer or financial institution is capable of crediting fractional shares. Other provisions of this Plan notwithstanding, if the Participant is then an employee of the Company or its subsidiaries, transfers will be made only to a broker-dealer or financial institution through which employees are then permitted to sell Stock under the Company's policies governing employee trading in Company securities. Participants may not designate any other person to receive directly shares of Stock withdrawn or transferred under the Plan, although no restrictions apply under this Plan to shares that have been withdrawn or transferred. A Participant seeking to withdraw or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Administrator and the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 8(a) hereof.

        (b) DISQUALIFICATION. If a Participant elects to withdraw payroll contributions at any time under Section 5(f) or elects to withdraw or transfer shares that were purchased at a Purchase Date less than one year before the date of filing the election to withdraw or transfer under Section 7(a) (which is also deemed to constitute an election to withdraw payroll contributions), the Participant's enrollment for the Offering Period in effect at the date of such withdrawal or transfer shall cease and the Participant shall be disqualified from participating in the next Offering Period beginning after the filing of such election to withdraw payroll contributions or withdraw or transfer shares. The foregoing notwithstanding, the Administrator may permit a Participant to reenroll in the next Offering Period if the Participant demonstrates and the Administrator finds that the withdrawal of payroll contributions and/or the withdrawal or transfer of shares was necessary due to an unforeseeable financial emergency or hardship of the Participant. For purposes of the Plan, a Participant shall be deemed to withdraw or transfer shares from his or her Account in the order in which the shares were acquired (i.e., first in-first out).

        (c) DISTRIBUTION OF ACCOUNT UPON TERMINATION. Upon termination of employment of a Participant, the Custodian will continue to maintain the Participant's Account until the earlier of such time as the Participant withdraws or transfers all Stock in the Account or one year after the Participant ceases to be employed by the Company and its Subsidiaries. At the expiration of such one year period, the assets in Participant's account shall be withdrawn or transferred as elected by the Participant or, in the absence of such election, as determined by the Administrator. If a Participant dies while assets remain credited to his or her Account, all amounts payable to the Participant will be paid to his or her estate as promptly as practicable.

    8.  GENERAL.

        (a) COSTS. Costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, including annual fees of the Custodian and any brokerage fees and commissions for the purchase of Stock upon reinvestment of dividends and distributions. The foregoing notwithstanding, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 6(f)), and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to Participants. In no circumstance shall the Company pay any brokerage fees and commissions for the sale of Stock acquired under the Plan by a Participant.

        (b) STATEMENTS TO PARTICIPANTS. The Custodian will reflect payroll contributions, purchases, dividends and distributions and reinvestment thereof, withdrawals and transfers of shares of Common Stock and other Plan transactions by appropriate adjustments to the Participant's Account. The Custodian will, not less frequently than semi-annually, provide or cause to be provided a written statement to the Participant showing the transactions in his or her Account and the date thereof, the number of shares of Stock purchased, the aggregate purchase price paid, the purchase price per share, the brokerage fees and commissions paid (if any), the total shares held for the Participant's Stock Account (computed to at least three decimal places), and other information.

        (c) COMPLIANCE WITH SECTION 423. It is the intent of the Company that this Plan comply in all respects with applicable requirements of Section 423 of the Code and regulations thereunder. Accordingly, if any provision of this Plan does not comply with such requirements, such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

    9.  GENERAL PROVISIONS.

        (a) COMPLIANCE WITH LEGAL AND OTHER REQUIREMENTS. The Plan, the granting and exercising of Purchase Rights hereunder, and the other obligations of the Company and the Custodian under the Plan will be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company may, in its discretion, postpone the issuance or delivery of Stock upon exercise of Purchase Rights until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any automated quotation system or stock exchange upon which the Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations, designation or listing requirements, or other contractual obligations.

        (b) LIMITS ON ENCUMBERING RIGHTS. No right or interest of a Participant under the Plan, including any Purchase Right, may be pledged, encumbered, or hypothecated to or in favor of any party, subject to any lien, obligation, or liability of such Participant, or otherwise assigned, transferred, or disposed of except pursuant to the laws of descent or distribution, and any right of a Participant under the Plan will be exercisable during the Participant's lifetime only by the Participant.

        (c) NO RIGHT TO CONTINUED EMPLOYMENT. Neither the Plan nor any action taken hereunder, including the grant of a Purchase Right, will be construed as giving any employee the right to be retained in the employ of the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any employee's employment at any time.

        (d) TAXES. The Company or any Subsidiary is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, and a Participant's enrollment in the Plan will be deemed to constitute his or her consent to such withholding. In addition, Participants are required to advise the Company of sales and other dispositions of Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.

        (e) CHANGES TO THE PLAN. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of stockholders or Participants, PROVIDED, HOWEVER, that any such action will be subject to the approval of the Company's stockholders within one year after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Stock may then be quoted or listed, or if such stockholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit other such actions to stockholders for approval. Upon termination of the Plan, the Board may elect to terminate all outstanding Purchase Rights at such time as the Board may designate; if such termination results in termination of any Purchase Right prior to its exercise, all of a Participant's payroll contributions not invested in Stock will be returned to the Participant (without interest) as promptly as practicable.

        (f) NO RIGHTS TO PARTICIPATE; NO STOCKHOLDER RIGHTS. No Participant or employee will have any claim to participate in the Plan with respect to Offering Periods that have not commenced, and the Company will have no obligation to continue the Plan. No Purchase Right will confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred to the Custodian and credited to the Participant's Account.

        (g) FRACTIONAL SHARES. Unless otherwise determined by the Administrator, purchases of Stock under the Plan executed by the Custodian may result in the crediting of fractional shares of Stock to the Participant's Stock Account. Such fractional shares will be computed to at least three decimal places. Fractional shares will not, however, be issued by the Company, and certificates representing fractional shares will not be delivered to Participants under any circumstances. If at any time fractional shares will not be credited to Participants' Accounts, the Administrator shall determine whether a Participant's payroll contributions remaining after the purchase by of the greatest possible number of whole shares on a given Purchase Date will be refunded or will be retained and applied to purchases in the next Offering Period.

        (h) NONEXCLUSIVITY OF THE PLAN. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval will be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

        (i) GOVERNING LAW. The Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of New York (except to the extent the Delaware General Corporation Law and provisions of federal law may be applicable), without reference to principles of conflict of laws. If any provision hereof shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

        (j) EFFECTIVE DATE. The Plan shall become effective February 1, 1998, but shall be subject to approval by the Company's stockholders by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code within 12 months after the date the Plan was adopted and prior to the first Purchase Date. In the event stockholders fail to so approve the Plan, all Purchase Rights granted under the Plan shall be canceled, payroll contributions shall be refunded, and the Plan shall be terminated.

                        INVESTMENT TECHNOLOGY GROUP, INC.

          PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 12, 1998

This proxy is solicited by the Board of Directors of the Company. The undersigned hereby appoints Raymond L. Killian, Jr., Scott P. Mason and Dale
A. Prouty, and each of them, as proxies, with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of Investment Technology Group, Inc., held of record by the undersigned on March 30, 1998, or which the undersigned would otherwise be entitled to vote at the Annual Meeting of Stockholders to be held on May 12, 1998 and any adjournment thereof, upon all matters that may properly come before the meeting. All shares votable by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the meeting.

--------------------------------------------------------------------------------
         PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                         IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Please sign this proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?
______________________________________    ______________________________________

______________________________________    ______________________________________

______________________________________    ______________________________________

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                       ---------------------------------
                       INVESTMENT TECHNOLOGY GROUP, INC.
                       ---------------------------------

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted FOR the election of Directors and FOR approval of the Employee Stock Purchase Plan.

The undersigned hereby acknowledges receipt of the Annual Report, the Form 10-K, the Notice of Annual Meeting of Stockholders and the Proxy Statement, and hereby revokes all previously granted proxies.

RECORD DATE SHARES:






1.   Election of Directors.
     Nominees For Director:

     FRANK E. BAXTER                   ROBERT L. KING
     RICHARD G. DOOLEY                 DALE A. PROUTY
     WILLIAM I JACOBS                  SCOTT P. MASON
     RAYMOND L. KILLIAN, JR.           MARK A. WOLFSON
     MICHAEL L. KLOWDEN

                     FOR ALL     WITH-     FOR ALL
                    NOMINEES     HELD      EXCEPT
                      / /        / /        / /

If you wish to withhold authority to vote your shares from any individual nominee(s), mark the "For All Except" box and strike a line through the name(s) of the nominee(s).

2.   Approval of the Employee Stock Purchase Plan.

                      FOR      AGAINST    ABSTAIN
                      / /        / /        / /



Please be sure to sign and date this Proxy:  Date __________________

Stockholder sign here ___________________ Co-owner sign here __________________

Mark box at right if an address change or comment has been noted on     / /
the reverse side of this card.

   DETACH CARD                                                   DETACH CARD

                       INVESTMENT TECHNOLOGY GROUP, INC.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 12, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Timothy H. Hosking
General Counsel